Exhibit 10.17

January 11, 2017

Mrs. Kelly Gay

3374 Habersham Road NW

Atlanta, GA 30305

Dear Kelly,

We are pleased that you have accepted our offer as Chief Operating Officer with Numerex reporting to the Chief Executive Officer.

Ken will establish specific short and longer-term goals with you. Aside from your specific job requirements, you will be expected to contribute to our overall business and cultural growth by, among other things, helping colleagues achieve their goals and contributing to the development of company-wide intellectual capital.

We have developed a competitive compensation package commensurate with your extensive experience and abilities.

Base Pay

You will earn base pay at an annualized pre-tax rate of $330,000 payable twice a month.

Bonus

You will participate in our Executive Bonus Plan with an annual bonus targeted at 50% of base pay. For 2017, the bonus will depend on Numerex’s achievement of certain financial targets that the board will establish.

Equity

As you know, the Board has approved the grant of 25,000 stock options and 25,000 Restricted Share Units under Numerex’s current standard vesting terms: 25%/year over four years. Vesting is accelerated upon the occurrence of a Change-in-Control.

In addition, you will be eligible for annual equity grants with a targeted present value equal to 50% of your base pay. These grants are usually made on or around our annual shareholder’s meeting held in the spring.

No equity is granted until approved by the Compensation Committee.

Associate Benefits

You will be entitled to the benefits generally provided to Numerex associates. Numerex currently offers medical, dental, vision, 401(k), paid-time-off and life insurance plans.

You will accrue 15 days of vacation per year, have two elective holidays which can be taken at any time, and be able to take up to seven paid days off in the event of illness. This is in addition to the standard Company-wide holidays (e.g., Thanksgiving, Christmas).

Mrs. Kelly Gay

January 11, 2017

SEVERANCE AND CHANGE IN CONTROL

Management will recommend to the Compensation Committee that Numerex enter into a severance and change in control agreement with you with the following key terms:

•	12 months of base pay in the event you are terminated by Numerex or any successor organization without Cause or resign for Good Reason.

•	All outstanding equity grants will be vested in the event of a change-in-control.

COMPANY POLICIES AND EMPLOYMENT REQUIREMENTS

At Numerex, we expect that you will maintain all information about its operations, customers, and associates as confidential and, in the event that you leave Numerex, refrain from competition with the firm.

As a condition of your continued employment, you are required to sign the attached Business Protection Agreement. Employment is further contingent upon demonstrating you have the legal right to work in the United States without sponsorship by Numerex, by passing a satisfactory background and/or reference check. The background check may include a review of your credit history.

Please email a signed copy of this offer letter and Business Protection Agreement to me at ahobbs@numerex.com.

This letter covers all the principal aspects of our offer and does not create a contract of employment or a contract for benefits. Your employment relationship with the Company is at-will. At either your option or the Company's option, your employment may be terminated at any time, with or without cause or notice.

Kelly, we are excited about your decision to rejoin Numerex and helping us continue our growth; your experience, track record of success and integrity is a wonderful fit with our culture.

Please feel free to contact me if you have any questions or would like to discuss any aspect of this offer.

SIGNATURE PAGE TO FOLLOW

Mrs. Kelly Gay

January 11, 2017

Sincerely,

Eugene Hyun

SVP, Legal Affairs and Administration

Accepted:

SIGNATURE:	DATE:

Mrs. Kelly Gay

Mrs. Kelly Gay January 11, 2017 Page 4 of 11

Business Protection Agreement

This Business Protection Agreement (this “Agreement”) is made January 11, 2017 between Numerex Corp. and its affiliates and subsidiaries (collectively, the “Company”) and Kelly Gay (the “Employee”).

STATEMENT OF FACTS

A.       The Company is headquartered in Georgia and provides wireless services, technology and products for the development and support of machine-to-machine solutions for businesses and governments worldwide.

B.       Employee has been and/or will be in a position of trust and responsibility with access to Confidential Information, Trade Secrets, and information concerning the Company’s employees, customers, and prospective customers. The Company wishes to protect and maintain this information, which may be developed by or become known to Employee and which, if disclosed to the Company’s competitors or if used in a competitive way, would be detrimental to the Company’s business.

C.       Employee has and/or will perform the duties of a key employee or of a professional for the Company.

D.       The Company will invest its time and money in the development of Employee’s skills in the Company’s Business.

E.       The Employee is an employee-at-will of the Company and therefore, the Company or the Employee can terminate the employment relationship at any time for any reason.

AGREEMENT AS TO TERMS

In consideration of the employment of Employee by the Company, the parties agree as follows:

1.	Definitions.

Capitalized terms used in this Agreement shall have the meanings set forth in Schedule 1.

2.	Agreement Not to Solicit Employees.

During the term of Employee’s employment by the Company and for a period of one (1) year following the termination of such employment, regardless of the reason for or manner of termination, Employee shall not, either directly or indirectly, on Employee’s own behalf or on behalf of others, solicit, divert or hire away, or attempt to solicit, divert or hire away, any person employed by the Company, regardless if such employee is a full-time, part-time or temporary employee of the Company.

3.	Agreement Not to Solicit Customers.

During the term of Employee’s employment by the Company and for a period of one (1) year following the termination of such employment, regardless of the reason for or manner of termination, Employee shall not, either directly or indirectly, on Employee’s own behalf or on the behalf of others, solicit, divert or appropriate, or attempt to solicit, divert or appropriate, any customer or actively sought prospective customer of the Company with whom the Employee had Material Contact during the last twelve (12) months of Employee's employment with the Company for the purpose of providing Competitive Products and Services.

Mrs. Kelly Gay

January 11, 2017

4.	Non-Competition.

During the term of Employee’s employment by the Company and for a period of one (1) year following the termination of such employment, regardless of the reason for or manner of termination, Employee shall not, within the Area, either directly or indirectly, perform or undertake any duty or responsibility substantially similar to any duty or responsibility Employee performed for the Company in the service of or on behalf of any person, firm, partnership, corporation or unincorporated association or entity of any kind (including Employee) that is engaged in Competitive Activities.

5.	Restrictions on Use and Disclosure of Company Information.

(a)	Employee agrees that:

i.	Employee will receive and hold all the Company Information in trust and in strictest confidence;

ii.	Employee will protect the Company Information from disclosure and will in no event take any action causing any of the Company Information to lose its character as Company Information, or fail to take the action necessary in order to prevent any Company Information from losing its status as Company Information; and

iii.	except as required by Employee’s duties in the course of employment by the Company, Employee will not, directly or indirectly, use, publish, disseminate or otherwise disclose any Company Information to any third party without the prior written consent of the Company, which may be withheld in the Company’s absolute discretion.

(b) The restrictions on Employee’s use or disclosure of Company Information, as set forth in Section 5(a) above, shall survive, with respect to Confidential Information, for as long as the information meets the definition of Confidential Information in this Agreement.

(c) The restrictions on Employee’s use or disclosure of Company Information, as set forth in Section 5(a) above, shall survive, with respect to Trade Secrets, for so long as such Company Information is a trade secret under applicable law.

(d) Upon termination of Employee’s employment with the Company, or at any time upon the Company’s request, Employee shall immediately return all Company Information to the Company and shall not retain any copies or derivatives thereof.

6.	Assignment of Inventions and Works.

(a)       During the period of Employee’s employment, Employee agrees to promptly disclose in confidence to the Company all inventions and original works of authorship that Employee makes or conceives or first reduces to practice or creates, either alone or jointly with others, whether or not in the course of Employee’s employment, and whether or not such Inventions and Works are patentable, copyrightable or protectable as trade secrets.

(b)        Employee understands that, under the copyright laws, any copyrightable Works prepared by Employee within the course and scope of his employment are “works for hire”. Consequently, the Company will be considered the author and owner of such Works.

(c)       Employee agrees that all Inventions that (a) are or have been developed using equipment, supplies, facilities, Confidential Information or Trade Secrets of the Company, (b) result from work performed by Employee for the Company, or (c) relate to the Company’s Business, will be the sole and exclusive property of the Company.

Mrs. Kelly Gay

January 11, 2017

(d)       Assignment of Inventions. Employee hereby irrevocably and unconditionally transfers, conveys, assigns and delivers to the Company all Employee’s worldwide right, title and interest in any and all Inventions and any other forms of intellectual property.

(e)       Assignment of Works. Employee hereby irrevocably and unconditionally transfers, conveys, assigns and delivers to the Company all Employee’s entire worldwide right, title and interest in and to the copyright and all other rights in the Works, and any and all copyright registrations and registration applications thereof anywhere in the world, and any renewals and extensions of such copyright registrations, including, but not limited to, the following rights: (i) to reproduce the Works in copies, (ii) to prepare derivative works of the Works, (iii) to perform the Works (as appropriate), and (iv) to distribute copies of the Works to the public by sale or other transfer of ownership or by rental, lease, or lending, to the full end of the term for which the copyright is granted, as fully and entirely as the same would have been held by Employee had this assignment not been made.

(f)       Employee also waives and agrees never to assert against the Company or any third party any “Moral Rights” Employee might have in or with respect to any Works even after Employee leave the Company. Moral Rights means any right (or similar right existing under the judicial or statutory law of any country or treaty) to claim authorship of any Works, to object or prevent modification of any Works, or to withdraw from circulation or to control the publication or distribution of any Works.

(g)       Employee agrees to assist the Company in every way to obtain and enforce the intellectual property protection for any Works or Inventions in any and all countries. Employee agrees to sign documents and take such actions that the Company may reasonably request to obtain such protection.

(h) Employee’s obligations to assist Company under Section 6(g) will continue after Employee leaves the Company. The Company will reimburse Employee at a reasonable rate after Employee leaves the Company for time or expenses actually spent by Employee on the Company’s behalf.

(i) Employee further authorizes and grants a limited power of attorney to the Company’s counsel or other designee, to execute on Employee’s behalf any documents necessary to evidence the assignments granted herein for the United States or any other country without further notice to Employee.

7.	Ability to Earn Livelihood.

Employee expressly agrees and acknowledges that the covenants and restrictions contained in Sections 2, 3, 4, and 5 do not preclude Employee from earning a livelihood, nor do they unreasonably impose limitations on Employee’s ability to earn a living. In addition, Employee agrees and acknowledges that the potential harm to the Company of their non-enforcement outweighs any harm to the Employee of their enforcement by injunction or otherwise.

8.	No conflict; No Unauthorized Use.

Employee represents and warrants to the Company that Employee is not now under any obligation, of a contractual nature or otherwise, to any person, firm, corporation, association or other entity that is inconsistent or in conflict with this Agreement or which would prevent, limit or impair in any way the performance by Employee of services to the Company in the course of his or her employment. Employee agrees that Employee will not use, disclose, or reverse engineer (a) any confidential information or trade secrets of any former employer or third party, or (b) any works of authorship developed in whole or in part by Employee during any former employment or for any other party, unless authorized in writing by the former employer or third party.

Mrs. Kelly Gay

January 11, 2017

9.	Remedies.

Employee agrees that the covenants contained in Sections 2, 3, 4, and 5 of this Agreement are of the essence of this Agreement; that each of such covenants is reasonable and necessary to protect and preserve the business, interests and properties of the Company; and that irreparable loss and damage will be suffered by the Company should Employee breach any of such covenants. Therefore, Employee agrees and consents that, in addition to all the remedies provided at law or in equity, the Company shall be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of such covenants. The existence of any claim, demand, action or cause of action of Employee against the Company shall not constitute a defense to the enforcement by the Company of any of the covenants or agreements herein.

10.	Severability.

The parties agree that each provision in this Agreement is separate, distinct and severable from the other and remaining provisions of this Agreement, and that the invalidity or unenforceability of any provision shall not affect the validity and enforceability of any other provision or provisions of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between such provision and any applicable law or public policy, such provision shall be valid and enforceable to the extent such provision is consistent with such law or public policy.

11.	Blue Pencil.

If any court of competent jurisdiction shall at any time deem any provisions of Sections 2, 3, 4, or 5 to be unenforceable, the parties agree that the Court shall modify the provision to render it enforceable so long as such modification does not render the provision more restrictive with regard to Employee than as originally drafted by the parties.

12.	Assignment.

This Agreement and the rights and obligations of the Company hereunder may be assigned by the Company and shall inure to the benefit of, shall be binding upon, and shall be enforceable by any such assignee and any successor of the Company. This Agreement and the rights and obligations of Employee hereunder may not be assigned by Employee.

13.	Governing Law.

This Agreement shall be governed and construed as to both substantive and procedural matters in accordance with the laws of the State of Georgia, without regard to the conflict of laws principles thereof.

Mrs. Kelly Gay

January 11, 2017

14.	Consent to Jurisdiction and Venue and Selection of Forum.

In regard to any action to enforce or interpret this Agreement, or otherwise arising out of or relating to this Agreement, each party (i) consents and submits to personal jurisdiction and venue in the Superior Court of Cobb County, Georgia or the United States District Court for the Northern District of Georgia, Atlanta Division (referred to as the “Court”); (ii) waives any and all objections to jurisdiction and venue in the Court; and (iii) waives any objection that the Court is an inconvenient forum. Each party further agrees that jurisdiction and venue concerning any legal or equitable action to enforce or interpret this Agreement, or otherwise arising out of this Agreement, shall rest exclusively in the Court, so that any such action shall be brought and defended in the Court. Each party consents to service of process in any such action by U.S. Mail or other commercially reasonable means of receipted delivery.

Initials:	Initials:

15.	Reasonableness.

Employee acknowledges that Employee has carefully read this Agreement and has given careful consideration to the restraints imposed upon the Employee by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of the Company Information. The Employee expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

16.	Modification.

No amendment or modification of this Agreement shall be valid or binding upon the Company or Employee unless made in writing and signed by the parties hereto. Notwithstanding the foregoing, the parties agree that if a judicial or quasi-judicial entity declares the agreement invalid in whole or in part, it may modify the terms of the Agreement and give effect to the Agreement as modified.

17.	Entire Agreement.

This Agreement embodies the entire agreement of the parties on the subject matter herein. All prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated.

SIGNATURE PAGE TO FOLLOW

Mrs. Kelly Gay

January 11, 2017

IN WITNESS WHEREOF, the Company and Employee have each executed and delivered this Agreement as of the date first shown above.

EMPLOYEE:

(Signature)

THE COMPANY:

Numerex Corp

By:

Name:

Title:

Mrs. Kelly Gay

January 11, 2017

SCHEDULE 1

(a)       “Area” means the means the geographic territory where Employee is working at the time of the termination of Employee’s employment (which includes any area where any operations performed, supervised, or assisted in by Employee were conducted and any area where customers or actively sought prospective customers of the Employer with whom Employee had Material Contact are present).

(b)       “Company Information” means Confidential Information and Trade Secrets.

(c)       “Competitive Activities”  means providing activities, products or services that are the same as or similar to the type of activities, products or services of the Company that were conducted, authorized, offered or provided by the Company within two years prior to the termination of Employee’s employment with the Company.

(d)       “Competitive Products and Services” means activities, products or services that are the same as or similar to the type of activities, products or services of the Company that were conducted, authorized, offered or provided by the Company within two years prior to the termination of Employee’s employment with the Company.

(e)        “Confidential Information” means data and information relating to the business of the Company (whether constituting a Trade Secret or not) which is or has been disclosed to the Employee or of which the Employee became aware as a consequence of or through his relationship with the Company and which has value to the Company and is not generally known to its competitors, including but not limited to trade secrets, methods of operation, names of and records relating to customers, price limits, business plans, business negotiations, market information, financial or cost information and projections, scientific and technical information, route books, personnel data, and similar information (whether of the Company or entrusted to the Company by a third party under a confidentiality agreement or mutual understanding). Confidential information shall not include any data or information which has been voluntarily disclosed to the public by the Company (except where such disclosure has been made by Employee without authorization) or that has been independently developed and disclosed to the general public by others, or otherwise entered the public domain through lawful means.

(f)       “Inventions” means discoveries, concepts, ideas, inventions, improvements, designs, formulas, processes, compositions of matter, computer software programs, databases, mask works and Trade Secrets, and know-how related to all of the foregoing, whether or not patentable, relating to any current or prospective activities of the Company created by Employee during the period of and within the scope of employment, even if such Invention occurred prior to the execution of this Agreement.

(g)       “Material Contact” means contact between Employee and any customer or potential customer with whom Employee dealt on behalf of the Company; whose dealings were coordinated or supervised by Employee; about whom Employee obtained Confidential Information or Trade Secrets; or who receives services from the Company that resulted in Employee receiving compensation, commissions, or earnings in the two (2) years prior to Employee’s termination of employment from the Company.

(h)       “Trade Secrets” means information of the Company, without regard to form, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product or service plans or lists of actual or potential customers or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

Mrs. Kelly Gay

January 11, 2017

(i)       “Works” means all original works of authorship, material and information created by Employee during the period of and within the scope of employment by the Company which is fixed or fixable in a tangible medium of expression, including, but not limited to, notes, drawings, memoranda, correspondence, documents, records, notebooks, forms, spreadsheets, algorithms, processes, procedures, flow charts, video, audio, graphics, artwork, music, computer programs, source code, object code, and combinations and mixtures of the foregoing, regardless of the medium in which they are fixed now known or hereafter developed, even if such Works were created prior to the execution of this Agreement.